SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2006

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 28, 2006, PRIMUS Telecommunications Group, Incorporated (the “Company”) (NASDAQ: PRTL) completed the following previously announced transaction: (i) the exchange of $32.2 million principal amount of new 5% Exchangeable Senior Notes due 2009 (the “5% Notes”) of Primus Telecommunications Holding, Inc., a wholly-owned subsidiary of the Company, for $54.8 million principal amount of the Company’s 3 3/4% Convertible Senior Notes due 2010 (the “3 3/4% Notes”); (ii) the issuance of $24.1 million principal amount of 5% Notes for $20.5 million in cash (expected to yield approximately $18 million in net cash proceeds after payment of fees and expenses related to the exchange and issuance transactions described in (i) and (ii) above).

The 5% Notes, which are guaranteed by the Company, are scheduled to mature on June 30, 2010, subject to acceleration to September 15, 2009, at the option of the holders, if equity in the Company is not increased in the aggregate of $25 million during the three years following the Closing Date pursuant to issuance, conversion and exchange transactions. Under certain circumstances, the Company may elect to make interest payments in shares of common stock. However, the holders of the 5% Notes will be entitled to receive the first two semi-annual interest payments in cash.

The 5% Notes are exchangeable into the Company’s common stock at a conversion price of $1.20 per share of common stock, subject to customary adjustments. The Company has certain rights to exchange such 5% Notes for shares of the Company’s common stock at the conversion price if the Company’s common stock trades at or above 150% of the conversion price for specified periods, subject to certain conditions.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 23, 2006, PRIMUS Telecommunications Group, Incorporated (the “Company”) (NASDAQ: PRTL) completed the following previously announced transaction: the sale of its interest in Direct Internet Limited, whose wholly-owned subsidiary, Primus Telecommunications India Limited, is primarily engaged in providing fixed broadband wireless Internet services, to Videsh Sanchar Nigam Limited (“VSNL”) for approximately $15 million in net cash proceeds.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference in this Item.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated by reference in this Item.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Not applicable.

(c) Exhibits

Exhibit No.	Description
99.1	Press release dated June 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATION GROUP, INCORPORATED

Dated: June 29, 2006	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Principal Financial Officer)